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                                                                     EXHIBIT 6.2


                           LOAN AND SECURITY AGREEMENT


               THIS LOAN AND SECURITY AGREEMENT, dated as of April 17, 1997, is entered into between CAPITAL BUSINESS CREDIT, a division of CAPITAL FACTORS, INC., a Florida corporation ("Capital"), and WSL, INC., a California corporation ("Borrower").

               The parties agree as follows:

               1.     DEFINITIONS

                      In addition to the defined terms contained in the first paragraph above, as used herein, the following terms shall have the following definitions:

                      1.1 "Accounts" means all presently existing and hereafter arising accounts (as that term is defined in the Code), contract rights, instruments, notes, drafts, documents, chattel paper and all other forms of obligations owing to Borrower, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrower.

                      1.2 "Agreement" means this Loan and Security Agreement and any supplements, amendments or modifications to this Loan and Security Agreement.

                      1.3       "Annual Fee" shall have the meaning set forth in
Section 2.9B.

                      1.4 "Assignment" means the Assignment of Certain Rights Under License Agreement to be executed and delivered by Borrower substantially in the form of Exhibit 1.4, and consented to by Rawlings Sporting Goods, Inc.

                      1.5 "Borrowing Base Certificate" means the certificate, substantially in the form of Exhibit 1.5, with appropriate insertions, to be submitted to Capital by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Borrower.

                      1.6 "Borrower's Books" means all of Borrower's books and records including, but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, and the Accounts; all information relating to Borrower's business operations; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.



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                      1.7       "Capital Expenses" means all of the following:
(i) costs or expenses (including, without limitation, taxes and insurance premiums) required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by Capital; (ii) filing, recording, publication and search fees paid or incurred by Capital; and (iii) costs, fees (including reasonable attorneys' and paralegals' fees) and expenses incurred by or charged to Capital: (a) to audit Borrower and the Collateral; (b) to correct any default or enforce any provision of this Agreement, any of the other Loan Documents and any guaranty of the Obligations, whether or not litigation is commenced; (c) in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (d) in collecting the Accounts and in collecting the Obligations, whether from Borrower, any guarantor or both; and (e) in structuring, drafting, reviewing, amending, defending or concerning this Agreement or any of the other Loan Documents.

                      1.8 "Code" means the California Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the Code and are not defined herein shall be construed and defined in accordance with the definition of such terms under the Code.

                      1.9       "Collateral" means each and all of the
following:

                                A.     the Accounts;

                                B.     the Equipment;

                                C.     the Inventory;

                                D.     the General Intangibles;

                                E.     the Negotiable Collateral;

                                F.     the Financial Assets;

                                G.     any money, deposit accounts or other
assets of Borrower in which Capital receives a security interest or which hereafter come into the possession, custody or control of Capital; and

                                H.     the proceeds of any of the foregoing,
including, but not limited to, proceeds of insurance covering the Collateral, or any portion thereof, and any and all Accounts, Equipment, Inventory, General Intangibles, Negotiable Collateral, Financial Assets, money, deposit accounts or other tangible and intangible property resulting from the sale or



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other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

                      1.10 "Current Ratio" means the ratio of Borrower's current assets to Borrower's current liabilities. Borrower's current assets and current liabilities shall be determined in accordance with GAAP consistently applied.

                      1.11 "Daily Balance" means the amount determined by taking the amount of the Obligations owed at the beginning of a given day, adding any new Obligations advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid on that date under the provisions of this Agreement.

                      1.12 "Debt to Tangible Net Worth Ratio" means the figure derived by dividing Borrower's total liabilities, exclusive of Subordinated Debt, by Borrower's Tangible Net Worth. Borrower's total liabilities shall be determined in accordance with GAAP consistently applied.

                      1.13 "EBITDA" means, without duplication, for each fiscal year of Borrower, the following, each calculated for such fiscal year:
(a) Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in the determination of Net Income; plus (c) interest expense deducted in the determination of Net Income; plus (d) amortization and depreciation deducted in the determination of Net Income; plus (e) losses from (or less gains from) non-cash items (excluding sales, expenses or losses related to current assets) included in the determination of Net Income; less (f) after tax extraordinary gains (or plus after tax extraordinary losses) (in each case as defined under GAAP).

                      1.14      "Eligible Accounts" means those Accounts
(i) which have been validly assigned to Capital, (ii) strictly comply with all of Borrower's warranties and representations to Capital, (iii) contain payment terms of net sixty (60) days, or less, from the date of invoice, and (iv) are not past due more than sixty (60) days from the invoice due date; provided, however, that Eligible Accounts shall not include the following: (a) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (b) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the account debtor may be conditional (other than that portion of the Accounts which are subject to retention); (c) Accounts with respect to which the account debtor is not a resident of the United States or Canada; (d) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause (d) if Borrower has



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completed all of the steps necessary to comply with the Federal Assignment of
 Claims Act of 1940 (31 U.S.C. Section 203) with respect to such Account; (e) Accounts with respect to which the account debtor is any state of the United States or any city, town, municipality, county or division thereof; (f) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated with, or has common officers or directors with Borrower; (g) Accounts with respect to which Borrower is or becomes liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (h) that portion of the Accounts owed by an account debtor which exceeds thirty five percent (35%) of all Eligible Accounts; (i) all of the Accounts owed by an account debtor who is the subject of an Insolvency Proceeding; (j) all of the Accounts owed by an account debtor listed on Exhibit 1.14 where thirty five percent (35%) or more of all of the Accounts owed by that account debtor are past due more than sixty (60) days from the invoice due date, (k) all of the Accounts owed by an account debtor not listed on Exhibit 1.14 where fifty percent (50%) or more of all of the Accounts owed by that account debtor are past due more than sixty (60) days from the invoice due date; and (l) Accounts for which the services have not yet been rendered to the account debtor or the goods sold have not yet been delivered to the account debtor (commonly referred to as "pre-billed accounts").

                      1.15 "Eligible Foreign Accounts" means Accounts which satisfy all of the criteria for being an Eligible Account except for the criteria contained in Section 1.14(c) and which are either (i) fully insured pursuant to insurance coverage satisfactory to Capital, in its sole discretion; or (ii) are fully backed by transferable letter of credit issued by a bank acceptable to Capital in its sole discretion, contains conditions for drawing which are acceptable to Capital in its sole discretion and which is transferred to Capital.

                      1.16 "Eligible Inventory" means all Inventory, valued at the lower of average cost or market, owned by and in the possession of Borrower or a lessee of Borrower, and located in the United States of America, except the following: (a) work-in-process; (b) finished goods which do not meet the specifications of the purchase order for such goods; (c) Inventory which Capital determines, in the exercise of reasonable discretion and in accordance with Capital's or the customary business practices of Borrower, to be unacceptable for borrowing purposes due to age, quality, type, category and/or quantity including, without limitation, any Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of the business of Borrower as determined by Capital; (d) Inventory with respect to which Capital does not have a valid, first priority and fully perfected security interest; (e) Inventory with respect to which there exists any security interest, lien or encumbrance in favor of any third party other than Capital; (f) Inventory produced in



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violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in Title 29 U.S.C. 215 (a)(i); (g) Inventory located at any location other than the locations listed on Exhibit 1.16; (h) Inventory consisting of packaging, shipping materials or supplies; and (i) Inventory to the extent same is in transit. In the event that Inventory ceases to be Eligible Inventory, Borrower shall notify the Capital thereof immediately.

                      1.17      "Equipment" means all of Borrower's
present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies, jigs, goods, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, wherever located.

                      1.18 "Event of Default" means the occurrence of any one of the events set forth in Section 9.

                      1.19 "Financial Assets" means all of Borrower's present and future investment property, financial assets, securities, security entitlements, securities accounts, commodity accounts and commodity contracts.

                      1.20 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

                      1.21      "General Intangibles" means all of
Borrower's present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including, without limitation, any and all choses or things in action, goodwill, patents, trade names, trademarks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than goods and Accounts, as well as Borrower's Books relating to any of the foregoing.

                      1.22 "Governing Rate" shall have the meaning set forth in Section 2.4.

                      1.23 "Guarantor" means individually, and "Guarantors" means collectively, the following persons and entities:

                                A.     Warren E. Levy.



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                                B.     Sheila Levy.

                                C.     United Golf.

                      1.24 "Initial Term" shall have the meaning set forth in Section 3.1.

                      1.25      "Insolvency Proceeding" means any
proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

                      1.26 "Inventory" means and includes all of Borrower's present and future inventory in which Borrower has any interest, including, but not limited to, goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                      1.27 "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

                      1.28 "Loan Documents" means collectively this Agreement, the Assignment, the Lock Box Agreement and any other agreements entered into between Borrower and Capital in connection with this Agreement.

                      1.29      "Lock Box Agreement" means that certain
Lock Box Agreement, of even date herewith, among Borrower, Capital and either
(i) Union Bank or (ii) Manufacturers Bank.

                      1.30 "Maximum Credit Line" means Two Million Two Hundred Thousand Dollars ($2,200,000).

                      1.31      "Negotiable Collateral" means all of
Borrower's present and future letters of credit, advises of credit, notes, drafts, instruments, documents, leases, and chattel paper, and Borrower's Books relating to any of the foregoing.

                      1.32 "Net Income" means, for each fiscal year of Borrower, the net income (or loss) of Borrower after provision for or benefit from income and franchise taxes determined in accordance with GAAP.



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                      1.33      "Net Worth" means, as of any date, the
total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP.

                      1.34      "Obligations" means any and all loans,
advances, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Capital to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Capital of any kind and description (whether advanced pursuant to or evidenced by this Agreement, any of the other Loan Documents, or any other instrument, or by any other agreement between Capital and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Capital may have obtained by assignment or otherwise, and further including, without limitation, all interest not paid when due and all Capital Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

                      1.35 "Over Advance" shall have the meaning set forth in Section 2.2.

                      1.36 "P.O. Box" shall have the meaning set forth in Section 2.7.

                      1.37      "Prime Rate" means the highest variable
rate of interest, per annum, published daily as the "prime rate" in the Money Rates Section of the Western Edition of the Wall Street Journal. In the event that such a rate is no longer published, then the "Prime Rate" shall mean the variable rate of interest, per annum, most recently announced by Capital Bank at its headquarters office as its "prime rate," with the understanding that Capital Bank's "prime rate" is one of its base rates and serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest of Capital Bank's base rates.

                      1.38 "Renewal Term" shall have the meaning set forth in Section 3.1.

                      1.39 "Subordinated Debt" means all of the indebtedness owed by Borrower to any third parties (including United Golf), the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Capital in its sole and absolute discretion.

                      1.40 "Tangible Net Worth" means an amount equal to the Net Worth of Borrower increased by Subordinated Debt.



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                      1.41      "United Golf" means United Golf Products,
Inc., a Delaware corporation and l00% shareholder of Borrower.

                      1.42 "Unused Line Fee" shall have the meaning set forth in Section 2.9A.

                      1.43 "Working Capital" means the amount determined by subtracting the aggregate amount of Borrower's current liabilities from the aggregate amount of Borrower's current assets. Borrower's current liabilities and current assets shall be determined in accordance with GAAP consistently applied.

                      1.44 Other Definitional Provisions. References to "Sections", "subsections", and "Exhibits" shall be to Sections, subsections, and Exhibits, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

               2.     LOANS AND TERMS OF PAYMENT

                      2.1       Advances.

                                A.     Upon the request of Borrower, made at
any time and from time to time during the term of this Agreement, and so long as no Event of Default has occurred, Capital shall lend to Borrower, up to eighty percent (80%) of the net amount of Borrower's Eligible Accounts and up to ninety percent (90%) of the amount of Borrower's Eligible Foreign Accounts (the "net amount" of Eligible Accounts and Eligible Foreign Accounts means the gross amount of said Accounts less returns, discounts (based upon the shortest or longest payment terms, as Capital may elect), credits, or allowances of any nature at any time issued, owing, claimed by account debtors, granted or outstanding) based upon the Borrowing Base Certificate which must be submitted to Capital in connection with such request; provided, however, that in no event shall Capital be obligated to make advances to Borrower under this Section 2.1A whenever the aggregate amount of the then



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outstanding advances made pursuant to Sections 2.1A and 2.1B exceeds, or would exceed as a result of the requested advance, the Maximum Credit Line.

                                B.     Upon the request of Borrower, made at
any time and from time to time during the term of this Agreement, and so long as no Event of Default has occurred, Capital shall lend to Borrower, up to thirty percent (30%) of the net amount of Borrower's Eligible Inventory consisting of raw materials as indicated in the most recently submitted Borrowing Base Certificate and up to forty percent (40%) of the net amount of Borrower's Eligible Inventory consisting of finished goods as indicated in the most recently submitted Borrowing Base Certificate; provided, however, that in no event shall Capital be obligated to make advances to Borrower under this Section 2.1B whenever the aggregate amount of the then outstanding advances made pursuant to this Section 2.1B exceeds, or would exceed as a result of the requested advance, (i) for the period from October 1 through March 31, One Million One Hundred Thousand Dollars ($1,100,000), and (ii) for the period from April 1 through September 30, the lesser of (a) Seven Hundred Fifty Thousand Dollars ($750,000) and (b) fifty percent (50%) of the outstanding Obligations; provided further, however, that in no event shall Capital be obligated to make advances to Borrower under this Section 2.1B whenever the aggregate amount of the then outstanding advances made pursuant to Sections 2.1A and 2.1B exceeds, or would exceed as a result of the requested advance, the Maximum Credit Line.

                      2.2 Over Advances. All of the advances made pursuant to Sections 2.1A and B shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the amount of advances made pursuant to Sections 2.1A and/or B exceeds the percentage or dollar limitations set forth in those sections, as applicable, or if all of Borrower's Obligations, at any time and for any reason, exceed the Maximum Credit Line (an "Over Advance"), then Borrower, upon Capital's election and demand, shall immediately pay to Capital, in cash, the amount of such excess.

                      2.3       Authorizations.  Capital is hereby
authorized to make the loan and the extensions of credit provided for in this Agreement based upon telephonic or other instructions and transaction reports received from any one of the authorized personnel of Borrower identified on
Exhibit 2.3, or, at the discretion of Capital, if such extensions of credit are necessary to satisfy any Obligations of Borrower to Capital. Although Capital shall make a reasonable effort to determine the person's identity, Capital shall not be responsible for determining the exact identity of the person calling and Capital may act on the instructions of anyone it perceives to be one of the authorized personnel identified on Exhibit 2.3.



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                      2.4       Interest Rates.  All Obligations owed by
Borrower to Capital shall bear interest, on the average Daily Balance owing, at a rate three (3) percentage points above the Prime Rate (the "Governing Rate"). Notwithstanding the foregoing, at no time during the term of this Agreement shall the Governing Rate be less than eight percent (8%), per annum. All Obligations owed by Borrower to Capital shall bear interest, from and after written notice by Capital to Borrower of the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, on the average Daily Balance owing, at a rate five (5) percentage points above the Governing Rate. All interest chargeable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

                      2.5 Payment of Interest. The Prime Rate as of the date of this Agreement is eight and one-half percent (8.50%) per annum. In the event that the Prime Rate announced is, from time to time hereafter, changed, adjustment in the rate of interest payable by Borrower shall be made as of 12:01 a.m. on the first (1st) day of the calendar month following such change and shall be based on the Prime Rate in effect as of the last day of the immediately preceding calendar month. The minimum interest payable by Borrower under this Agreement shall in no event be less than Two Hundred Fifty and 00/100 Dollars ($250.00) for each month during the term of this Agreement. All interest payable by Borrower shall be due and payable on the first (1st) day of each calendar month during the term of this Agreement and Capital shall, at its option, charge such interest and any and all Capital Expenses to Borrower's loan account with Capital, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the rate then provided under this Agreement.

                      2.6 Assignment of Accounts, Borrowing Base Certificates and Collection Reports. Borrower shall deliver to Capital the following items as indicated below:

                                A.     Immediately following the creation of
each Account, Borrower shall execute and deliver to Capital an assignment schedule which shall include an assignment of such Account, together with a copy of the sales journal(s) supporting each Account listed on the assignment schedule.

                                B.     Immediately following Borrower's
receipt from Union Bank or Manufacturers Bank, as appropriate, of each notice of the amount collected by Union Bank or Manufacturers Bank from time to time pursuant to the Lock Box Agreement, Borrower shall execute and deliver to Capital a fully completed Collection Report in the form of Exhibit 2.6.

                                C.     Concurrent with the execution of this
Agreement by Borrower and concurrent with each request for an



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advance pursuant to Section 2.1A and/or B, the delivery of each assignment schedule pursuant to Section 2.6A, the delivery of each Collection Report pursuant to Section 2.6B, and as Capital may from time to time request, but in any event on the fifteenth (15th) day of each month during the term of this Agreement, Borrower shall deliver to Capital a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct as of the last day of the immediately preceding calendar month. Concurrent with the delivery of the Borrowing Base Certificate, Borrower shall provide a written report to Capital of all returns and all material disputes and claims. If Borrower fails to deliver to Capital the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Sections 2.1A or B, or in any other Loan Document to the contrary, Capital shall not make any advances to Borrower until the Borrowing Base Certificate is delivered to Capital.

                      2.7       Collections.   Borrower shall instruct all
of the account debtors to make payments to the post office box (the "P.O. Box") established pursuant to the Lock Box Agreement. Capital or Capital's designee may, upon the occurrence of an Event of Default, notify customers or account debtors of Borrower that the Accounts have been assigned to Capital and that Capital has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account. In the event any payment on an Account is paid directly to Borrower, then upon receipt by Borrower of such payment, Borrower shall immediately send to the P.O. Box such payment in the form received. Borrower agrees that all payments received by Borrower in connection with the Accounts and any other Collateral shall be held in trust for Capital as Capital's trustee. The receipt of any wire transfer of funds, check, or other item of payment by Capital shall be applied to conditionally reduce Borrower's Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Capital or unless and until such check or other item of payment is honored when presented for payment. The receipt of any wire transfer, check or other item of payment by Capital shall be deemed to have been paid to Capital three (3) business days after the date Capital actually receives possession of such wire transfer of funds, check or other item of payment.

                      2.8 Monthly Statements. Capital shall render monthly statements of the Obligations owing by Borrower to Capital, including statements of all principal, interest, and Capital Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Capital unless, within thirty
(30) days after receipt thereof by Borrower, Borrower shall deliver to Capital, by registered or certified mail, at



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Capital's address indicated in Section 13, written objection thereto specifying the error or errors, if any, contained in any such statement.

                      2.9       Fees.

                                A.     Unused Line Fee.  As of the last day
of each month during the term of this Agreement, Borrower shall pay to Capital a monthly unused line fee (the "Unused Line Fee") equal to one-quarter percent (0.25%) of the average daily unused portion of the Maximum Credit Line during that month; provided, however, if for any calendar month the aggregate amount of outstanding Obligations arising as a result of advances made pursuant to Section 2.1B is less than twenty five percent (25%) of all outstanding Obligations for such month, then the Unused Line Fee shall be waived for such month. Payment of the Unused Line Fee shall be made as of the due date by charging Borrower's account with the amount of the Unused Line Fee. The Unused Line Fee shall represent an unconditional payment to Capital in consideration of Capital's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

                                B.     Annual Fee.  On the effective date of
this Agreement and on the first day of each Renewal Term thereafter, Borrower shall pay to Capital an annual fee (the "Annual Fee") in an amount equal to three quarters percent (0.75%) of the then prevailing Maximum Credit Line. Payment of the Annual Fee shall be made as of the due date by charging Borrower's account with the amount of the Annual Fee. The Annual Fee shall represent an unconditional payment to Capital in consideration of Capital's agreement to extend financial accommodations to Borrower pursuant to this Agreement and shall not reduce or be a deposit on account of the Obligations.

               3.     TERM AND PREPAYMENT

                      3.1       Term.

                                A.     This Agreement shall have an initial
term (the "Initial Term) of two (2) years commencing on the date hereof and, and shall thereafter be automatically renewed (a "Renewal Term") for successive periods of one (1) year unless terminated by either party as set forth below, which termination shall be effective on an anniversary date of this Agreement. Notice of such termination shall be effectuated by the mailing of a certified letter, return receipt requested, not less than sixty (60) days immediately prior to the effective date of such termination, addressed to the other party in the manner and the address set forth in Section 13.

                                B.     Notwithstanding such term, upon the
occurrence of an Event of Default, Capital may terminate this



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Agreement without notice. In addition, should either Capital or Borrower become insolvent or is unable to meet its debts as they mature, then the other party shall have the right to terminate this Agreement at any time without notice. On the date of a termination by Borrower or Capital, all Obligations shall become immediately due and payable without notice or demand and shall be paid to Capital in cash or by a wire transfer of immediately available funds.

                                C.     When Capital has received payment and
performance in full of all Obligations (whether pursuant to this Section 3.1 or Section 3.2) and an acknowledgment from Borrower that it is no longer entitled to request any advances from Capital under this Agreement, Capital shall execute a termination of all security interests given by Borrower to Capital, upon the execution and delivery of mutual general releases by Borrower, any guarantor or surety of Borrower's Obligations, and Capital.

                      3.2       Prepayment.  Borrower may at any time
after the conclusion of the first six (6) months of the initial term hereof, on thirty (30) days prior written notice, prepay the Obligations and terminate this Agreement by paying to Capital in cash or by a wire transfer of immediately available federal funds, (i) the Obligations; plus (ii) an amount equal to the following: (a) seventy-five percent (75%) of the average monthly interest hereunder during the immediately preceding six (6) months; multiplied by (b) the number of months of the unexpired balance of the term of this Agreement. Notwithstanding the foregoing, in the event the Obligations are prepaid in full at any time during the final six (6) months of the then current term of this Agreement and the source of funds utilized by Borrower for such prepayment are from a financing transaction with Manufacturers Bank, then the amount calculated pursuant to (ii) in the immediately preceding sentence shall be deemed equal to zero ($0). When prepaying the Obligations, Borrower shall also pay the interest accrued on the principal amount being prepaid to the date of such prepayment.

               4.     CREATION OF SECURITY INTEREST

                      4.1       Grant of Security Interest.  Borrower
hereby grants to Capital a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Capital and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Capital's security interest in the Collateral shall attach to all Collateral without further act on the part of Capital or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon written request therefor from Capital, endorse and assign such Negotiable Collateral over to Capital and deliver actual physical possession of the Negotiable Collateral to Capital.

                      4.2 Right to Audit and Inspect. In order to verify the validity of any Borrowing Base Certificate, Borrower shall, upon the request of Capital, promptly furnish Capital with copies of Borrower's purchase orders, sales journals, invoices, chattel paper, customer's purchase orders, or the equivalent, and original shipping or delivery receipts for all Inventory purchased and goods sold, and Borrower shall warrant the genuineness thereof. In addition, Capital shall be entitled to conduct from time to time during the term of this Agreement audits of Borrower's Books, business operations and Inventory and to check and test the same as to quality, quantity, value and condition. Borrower shall pay to Capital as an audit fee Six Hundred Dollars ($600) per auditor, per eight hour work day (including partial days), up to a maximum of Seven Thousand Two Hundred Dollars ($7,200) for each consecutive twelve (12) month period during the term of this Agreement (the foregoing annual cap on audit fees does not apply to audits conducted after the occurrence of an Event of Default and for so long as such Event of Default continues), plus all travel and living expenses in connection with such audits, and the amount charged shall be deemed included in the "Obligations" when incurred. Capital will invoice Borrower for such audit charges and Borrower shall pay to Capital the full amount of such costs and expenses within fifteen (15) calendar days from the date of invoice.

                      4.3 Sale of Inventory. Until the occurrence of an Event of Default by Borrower under this Agreement, Borrower may, subject to the provisions hereof and consistent herewith, sell or lease the Inventory, but only in the ordinary course of Borrower's business. A sale or lease of Inventory in Borrower's ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower, nor does it include an exchange for less than reasonably equivalent value.

                      4.4       Continuation of Security Interest.
Notwithstanding termination of this Agreement, until all Obligations, contingent or otherwise, have been fully repaid and performed, Capital shall retain its security interest in all presently owned and hereafter arising or acquired Collateral, all account debtors shall continue to be instructed to make payments to the post office box established pursuant to the Lock Box Agreement, and Borrower shall continue to immediately deliver to Capital, in kind, all collections received respecting the Accounts.

                      4.5 Perfection of Security Interest. Borrower shall execute and deliver to Capital, concurrent with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Capital, all financing statements, continuation financing statements, security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Capital may reasonably request, in form satisfactory to Capital, to perfect and maintain perfected Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

                      4.6       Access to Borrower's Books.  Capital
(through any of its officers, employees or agents) shall have the right, at any time or times hereafter, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral and Borrower's financial condition.

                      4.7 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Capital (and any of Capital's officers, employees or agents designated by Capital) as Borrower's true and lawful attorney with power:

                                A.     Upon Borrower's failure or refusal to
comply with its undertakings contained in Section 4.5, to sign the name of Borrower on any of the documents described in that section or on any other similar documents which need to be executed, recorded and/or filed in order to perfect or continue perfected Capital's security interest in the Collateral;

                                B.     To endorse Borrower's name on any
checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Capital's possession;

                                C.     To sign Borrower's name on drafts
against account debtors, on schedules and assignments of Accounts, and on notices to account debtors;

                                D.     After the occurrence of an Event of
Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Capital, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within two (2) business days of Capital's receipt thereof, all other mail to Borrower;

                                E.     To send requests for verification of
Accounts; and

                                F.     To do all things necessary to carry
out this Agreement.

                      The appointment of Capital as Borrower's attorney, and each and every one of Capital's rights and powers, being coupled with an interest, are irrevocable so long as any Accounts in which Capital has a security interest remain unpaid and until all of the Obligations have been fully paid and performed. Neither Capital nor its employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

               5.     CONDITIONS PRECEDENT AND SUBSEQUENT

                      5.1 Conditions Precedent. As conditions precedent to any advances by Capital hereunder or any other Loan Agreements, Borrower shall execute and deliver, or cause to be executed and delivered, to Capital, in form and substance satisfactory to Capital and its counsel, the following:

                                A.     Financing statements (form UCC-1) and
fixture filings in form satisfactory for filing and recording with the appropriate governmental authorities.

                                B.     Certified extracts from the minutes
of the meetings of Borrower's board of directors authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein.

                                C.     A certified copy of Borrower's
Articles of Incorporation and any amendments thereto, a certificate of good standing showing that Borrower is in good standing under the laws of the State of California and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which the conduct of its business or its ownership of property requires that it be so qualified.

                                D.     UCC searches, tax lien and litigation
searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Capital may require and in such form as Capital may require, in order to reflect, perfect or protect the priority of Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

                                E.     A fully completed Borrowing Base
Certificate, dated as of the date of this Agreement, and certified as being true and correct by the Chief Executive Officer or Chief Financial Officer.

                                F.     A separate general continuing
guaranty of the Obligations of Borrower to Capital, in a form acceptable to Capital in its sole discretion, duly executed and delivered by each of the Guarantors, respectively, to Capital.

                                G.     A security agreement, in a form
acceptable to Capital in its sole discretion, duly executed and delivered by United Golf to Capital and securing the obligations of United Golf owing to Capital under United Golf's guaranty of the Obligations.

                                H.     A copy of the license agreement
between Borrower and Rawlings Sporting Goods, Inc., certified by the Chief Executive Officer of Borrower as being a true and correct copy.

                                I.     A copy of each repayment agreement
between Borrower and one or more of its creditors, certified by the Chief Executive Officer of Borrower as being a true and correct copy, together with either (i) an estoppel certificate from each such creditor of Borrower confirming that Borrower is not in default of the repayment agreement, or (ii) verification, in form and content satisfactory to Capital in its sole discretion, of such agreement and Borrower's compliance with the terms thereof.

                                J.     With respect to each Guarantor that
is a corporation, partnership or limited liability company a copy of the certified extracts from the minutes of the meetings of each of such Guarantor's board of directors, partners or members, as appropriate authorizing its continuing guaranty of the Obligations, the granting to Capital of a security interest in the assets of such Guarantor, and authorizing specific officers, partners or members to execute and deliver the agreements provided for herein.

                                K.     Evidence satisfactory to Capital that
Borrower has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to Capital, respecting the Inventory, Equipment and any other tangible personal property comprising the Collateral and naming Capital as a loss payee on a lender's loss payee endorsement acceptable to Capital in its sole discretion.

                                L.     Evidence satisfactory to Capital, in
its sole discretion, that Borrower has recorded fictitious business name statements in the appropriate governmental offices regarding all of the trade names used by Borrower in its business.

                                M.     The Loan Documents.

                                N.     A subordination agreement, in a form
acceptable to Capital in its sole discretion, duly executed and delivered by United Golf and acknowledged by Borrower.

                      5.2 Condition Subsequent. Notwithstanding any other provisions of this Agreement or any of the other Loan Documents to the contrary, and without affecting in any manner the rights of Capital under the other Sections of this Agreement, Capital shall not continue to make advances under Section 2.1 and Capital shall be entitled to immediately declare an Event of Default under this Agreement if Borrower fails to deliver to Capital on or prior to April 25, 1997, a fully executed and notarized landlord's waiver, in form and content acceptable to Capital, for each of Borrower's business premises.

               6.     BORROWER'S REPRESENTATIONS AND WARRANTIES

                      Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until the Obligations have been repaid in full:

                      6.1       Existence and Rights.

                                A.     The chief executive office of
Borrower is at the address indicated in Section 13;

                                B.     Borrower is a corporation duly
organized and existing under the laws of the State of California and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified;

                                C.     Borrower has the right and power to
enter into this Agreement and each of the other Loan Documents;

                                D.     Borrower has the power, authority,
rights and franchises to own its property and to carry on its business as now conducted;

                                E.     Borrower has no investment in any
other business entity, other than a joint venture with Don MacLeod/Team Sports in New Zealand.

                      6.2       Agreement Authorized.  The execution,
delivery and performance by Borrower of this Agreement and each of the other Loan Documents: (a) have been duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; and (b) shall not constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation or Bylaws.

                      6.3 Binding Agreement. This Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

                      6.4 No Conflict. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents:
(a) shall not constitute an event of default under any agreement, indenture or undertakings to which Borrower is a party or by which it or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof other than the security interests granted to Capital in the Collateral.

                      6.5       Litigation.  Except as set forth on
Exhibit 6.5, there are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency, and Borrower has no knowledge or belief of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except for ongoing collection matters in which Borrower is the plaintiff and except as heretofore disclosed, in writing, to Capital. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

                      6.6       Financial Condition.  All financial
statements and information relating to Borrower which have been delivered by Borrower to Capital have been prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise stated therein, and fairly and reasonably present Borrower's financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Capital. Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a materially adverse effect upon Borrower's financial condition, operations or business as now conducted.

                      6.7 Tax Status. Borrower has no liability for any delinquent state, local or federal taxes.

                      6.8 Title to Assets. Borrower has good title to its assets and the same are not subject to any liens or encumbrances other than those permitted by Section 6.11A.

                      6.9 Trademarks and Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

                      6.10      Environmental Quality.  Borrower has in
the past and is currently in compliance with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances. Borrower is not aware that it is under investigation by any state or federal agency designed to enforce any of such laws or regulations.

                      6.11      Accounts and General Intangibles.

                                A.     Borrower has good and marketable
title to the Accounts and General Intangibles, free and clear of liens, claims, security interests, or encumbrances (except as held by Capital, and except as may be specifically consented to, in advance and in writing, by Capital); at the time of their assignment to Capital the Accounts will be bona fide existing obligations created by the sale or lease of goods or the rendition of services to account debtors in the ordinary and usual course of business and will be owed to Borrower without any known defenses, disputes, offsets or counterclaims, or any rights of return or cancellation; Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time the Account due from such account debtor is created; and in accordance with prudent credit policies, the account debtor shall be able to timely discharge all of its indebtedness to Borrower;

                                B.     Borrower shall deliver to Capital, as
Capital may from time to time require, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by Capital, copies of all such documentation shall be held by Borrower as custodian for Capital;

                                C.     At the time each Eligible Account is
assigned to Capital, such Eligible Account will be due and payable in accordance with the terms set forth in Section 1.13, or on such other terms approved, in writing, by Capital in advance of the creation of such Account, and such terms shall be expressly set forth on the face of the invoice for such Account. No Eligible Account will be past due at the time it is assigned to Capital.

                      6.12      Inventory and Equipment.

                                A.     The Inventory and Equipment are
currently located only at the locations identified on Exhibit
1.16;

                                B.     All Inventory is now and at all times
hereafter shall be of good and merchantable quality, free from defects;

                                C.     The Inventory and Equipment are and
shall remain free from all liens, claims, encumbrances, and security interests (except as held by Capital, and except as may be specifically consented, in advance and in writing, by Capital);

                                D.     The Inventory is not now stored with
a bailee, warehouseman or similar party; and

                                E.     Borrower currently keeps correct and
accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost therefor.

                      6.13 Sales for Resale. Borrower's sales for ultimate use, as opposed to sales for resale, as of the date of this Agreement and for the twelve (12) months preceding said date, did not equal or exceed twenty-five percent (25%) in dollar volume of Borrower's total sales. During each month of the term of this Agreement, Borrower's sales for ultimate use shall not equal or exceed twenty-five percent (25%) in dollar volume of Borrower's total sales in said month.

               7.     BORROWER'S AFFIRMATIVE COVENANTS

                      Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall do all of the following:

                      7.1       Assignment Schedules and Invoices.
Borrower shall deliver to Capital: (1) not less than once each week, an assignment schedule of all Accounts created by Borrower since the delivery of the immediately preceding assignment schedule required hereunder; and (2) upon the request of Capital, copies of invoices evidencing such sales and shipping evidence and proofs of delivery relating thereto.

                      7.2       Rights and Facilities.  Borrower shall
maintain and preserve all rights, franchises and other authority adequate for the conduct of its business. Borrower shall also maintain its properties, equipment and facilities in good order and repair and conduct its business in an orderly manner without voluntary interruption and maintain and preserve its existence.

                      7.3 Location of Inventory and Equipment. The Inventory and Equipment shall be located only at locations listed on Exhibit
1.16 or such other locations as shall have been approved by Capital.

                      7.4       Inventory Records.  Borrower shall keep
correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost therefor, all of which records shall be available upon demand to any of Capital's officers, agents and employees for inspection and copying.

                      7.5       Insurance.  Borrower, at its expense,
shall keep and maintain its Inventory and Equipment insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall deliver to Capital certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Borrower shall also keep and maintain business interruption, public liability, and property damage insurance relating to Borrower's ownership and use of the Inventory, Equipment and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Capital. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form satisfactory to Capital showing Capital as a loss payee thereof, and all proceeds payable thereunder shall be payable to Capital and, upon receipt by Capital, shall be applied on account of the Obligations owing to Capital. To secure the payment of the Obligations, Borrower grants Capital a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Capital.

                      7.6       Notice of Litigation.  If at any time
during the term of this Agreement any litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower shall be commenced or threatened, Borrower shall immediately notify Capital in writing of such event.

                      7.7       Submission of Records and Reports.

                                A.     Borrower shall execute and deliver to
Capital by the fifteenth (15th) day of each month during the term of this Agreement, each certified by the Chief Executive Officer or Chief Operating Officer of Borrower as being true and correct, (i) a current detailed aging, by total and by customer, of Borrower's Accounts, (ii) a current Designation of Inventory in the form of Exhibit 7.7A, and (iii) a Compliance Certificate in the form of Exhibit 7.7B from the Chief Executive Officer or Chief Operating Officer of Borrower certifying that no Event of Default currently exists under this Agreement, all of which shall be set forth in a form and shall contain such information as is acceptable to Capital;

                                B.     Borrower shall promptly supply
Capital with such other information concerning its affairs as Capital may request from time to time hereafter, and shall promptly notify Capital of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of, or an event which constitutes an Event of Default under, this Agreement.

                      7.8 Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Capital, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Capital with proof satisfactory to Capital indicating that Borrower has made such payments or deposits.

                      7.9       Financial Statements.

                                A.     Borrower shall maintain a standard
and modern system of accounting in accordance with generally accepted accounting principles consistently applied with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as may from time to time be requested by Capital. Borrower shall not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without said accounting firm and/or service bureau agreeing to provide to Capital information regarding the Collateral and Borrower's financial condition. Borrower agrees to permit Capital and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, the Obligations, Borrower's financial condition and the results of Borrower's operations, and, in connection therewith, permit Capital or any of its agents, employees or officers to copy and make extracts therefrom.

                                B.     For each of Borrower's fiscal years
during the term of this Agreement, Borrower shall deliver or cause to be delivered to Capital:

                                       (i)     within forty five (45) days
after the end of each month, a company prepared statement of the financial condition of Borrower for such monthly period, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by Capital relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer or Chief Operating Officer of Borrower, to the effect that all statements and reports delivered or caused to be delivered to Capital under this subsection, fairly and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Capital no condition or event which constitutes an Event of Default under this Agreement or which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement;

                                       (ii) within forty five (45) days
after the end of the first three (3) fiscal quarters of each of United Golf's fiscal years, a copy of United Golf's 10Q statement filed with the Securities and Exchange Commission ("SEC") for such period, if such a filing is in fact required by the SEC;

                                       (iii)       within ninety (90) days after
the end of each of Borrower's fiscal years, an audited statement of the financial condition of Borrower for such fiscal year, prepared by independent certified public accountants acceptable to Capital, including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by Capital relating to the Collateral and the financial condition of Borrower, and a certificate signed by the Chief Executive Officer or Chief Operating Officer of Borrower, to the effect that all reports, statements, computer disc or tape files, printouts, runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Capital under this subsection, fairly and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Capital no condition or event which constitutes an Event of Default under this Agreement or which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement.

                                       (iv)    within one hundred twenty days
(120) days after the end of each of United Golf's fiscal years, a copy of United Golf's 10K statement filed with the Securities and Exchange Commission for such period, if such a filing is in fact required by the SEC;

                      7.10 Financial Covenants. Borrower shall maintain at all times during the term of this Agreement each of the following:

                                A.     Current Ratio of not less than 1.00
to 1.00.

                                B.     Tangible Net Worth of not less than
One Million Dollars ($1,000,000) from the effective date of this Agreement through and including December 21, 1997, and at all time thereafter of not less than One Million Three Hundred Thousand Dollars ($1,300,000).

                      7.11      Tax Returns.  Borrower shall deliver to
Capital copies of each of Borrower's future federal income tax returns, and any amendments thereto, within fifteen (15) calendar days following the filing thereof with the Internal Revenue Service. Upon the written request of Capital, Borrower further agrees to promptly deliver to Capital copies of all receipts issued to Borrower for the payment of federal withholding taxes required of it.

                      7.12      Payment of Debts.  Borrower shall be at
all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

                      7.13      Compliance with Environmental Laws.
Borrower shall comply with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances.

                      7.14 Reimbursement for Capital Expenses. Upon the presentation by Capital to Borrower of a copy of an invoice or any other statement reflecting Capital Expenses incurred by Capital, Borrower shall immediately reimburse Capital for all such sums, and Borrower hereby authorizes and approves all advances and payments by Capital for items constituting Capital Expenses.

               8.     BORROWER'S NEGATIVE COVENANTS

                      Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall not do any of the following:

                      8.1 Relocate of Chief Executive Office. Borrower will not, without thirty (30) days prior written notification to Capital, relocate its chief executive office.

                      8.2 Agreements with Account Debtors. After an Event of Default hereunder, no discount, credit or allowance shall be granted by Borrower to any account debtor and no return of merchandise shall be accepted by Borrower without Capital's consent. Capital may, after an Event of Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Capital considers advisable, and in such cases, Capital will credit Borrower's account with only the net amounts received by Capital in payment of such disputed Accounts, after deducting all Capital Expenses incurred or expended in connection therewith.

                      8.3 Storage of Inventory. The Inventory shall not at any time or times hereafter be stored with a bailee, warehouseman or similar party without Capital's prior written consent, and, in such event, Borrower will, concurrent therewith, cause any such bailee, warehouseman or similar party to issue and deliver to Capital, in a form acceptable to Capital, warehouse receipts in Capital's name evidencing the storage of the Inventory. The provisions of this Section 8.3 shall not apply to Inventory which is, from time to time, stored with a bailee or warehouseman in connection with sales shows marketing Borrower's Inventory so long as the aggregate value of all such Inventory is less than Twenty Thousand Dollars ($20,000).

                      8.4       Business Structure and Operations.
Borrower shall not, without Capital's prior written consent:

                                A.     Sell, lease, or otherwise dispose of,
move, relocate (except in connection with a relocation of Borrower's business facility) or transfer, whether by sale or otherwise, any of Borrower's assets which, in a single transaction or series of related transaction, have a value in excess of Ten Thousand Dollars ($10,000), except sales of Inventory in the ordinary and usual course of Borrower's business as presently conducted;

                                B.     Change Borrower's name or form of
entity, or add any new fictitious name;

                                C.     Acquire, merge or consolidate with or
into any other business organization, except in a transaction in which (i) the Guarantors hold at least fifty percent (50%) of the common stock and other capital stock of the surviving corporation immediately after such merger or consolidation, and (ii) Borrower is the surviving corporation;

                                D.     Enter into any transaction not in the
ordinary and usual course of Borrower's business;

                                E.     Guarantee or otherwise become in any
way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Capital;

                                F.     Make any change in the Borrower's
financial structure or in any of its business objectives, purposes or operations which could adversely affect the ability of Borrower to repay the Obligations;

                                G.     Incur any debts outside the ordinary
and usual course of Borrower's business;

                                H.     Make any advance or loan to any
person or entity;

                                I.     Prepay any existing indebtedness
owing to any third party;

                                J.     Cause, permit or suffer any change,
direct or indirect, in Borrower's capital ownership except as permitted in Section 8.4C;

                                K.     Make any distribution or declare or
pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its capital stock, of any class, whether now or hereafter outstanding; provided, however, that so long as no Event of Default shall have occurred, and is continuing, Borrower may pay an annual dividend on the preferred stock held by United Golf on the condition that the EBITDA for Borrower for the fiscal year then ended for which the dividend is to be paid is not less than one hundred fifty percent (150%) of the amount of the proposed dividend; provided further, however, that in no event shall the annual dividend paid to the United Golf for any fiscal year exceed, in the aggregate, Seventy Seven Thousand Dollars ($77,000).

                                L.     Pay total compensation to those
officers and employees of Borrower listed on Exhibit 8.4L (or any of their relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during the each fiscal year of Borrower during the term of this Agreement in an aggregate amount for each of such officers and employees in excess of the amount corresponding to such officers and employees as set forth on Exhibit 8.4L, provided, however, that Borrower may, upon the prior written approval of Capital, which approval shall not be unreasonably withheld, increase the total compensation payable to some or all of such officers and employees of Borrower so long as such increases are reasonable in the good faith determination of Borrower's board of directors. Capital may withhold its approval if, among other things, Capital believes that the increases would have a materially adverse effect on Borrower's financial condition.

                                M.     Make any plant or fixed capital
expenditure, or any commitment therefor, in any fiscal year, in an aggregate amount in excess of Twenty Five Thousand Dollars
($25,000);

                                N.     Suspend or go out of business.

                      8.5       ERISA.

                                A.     Borrower shall not withdraw from
participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any deferred compensation plan maintained for the benefit of Borrower's employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such deferred compensation plan.

                                B.     Borrower shall not withdraw from any
multi-employer plan described in Section 4001(a)(3) of ERISA which covers Borrower's employees.

               9.     EVENTS OF DEFAULT

                      Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

                      9.1 Failure to Pay Obligations. If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Obligations owing to Capital (whether of principal, taxes, reimbursement of Capital Expenses, or otherwise);

                      9.2 Failure to Perform. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Capital and such failure has a materially adverse effect on the Collateral or the business operations of Borrower;

                      9.3       Inaccurate Information.  If any
representation, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Capital is not true and correct in any material respect, including, but not limited to, any Borrowing Base Certificate delivered to Capital pursuant to this Agreement;

                      9.4 Third Party Claim. If all or a material portion of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

                      9.5       Impairment.  If there is a material
impairment of the prospect of repayment of all or any portion of the Obligations owing to Capital or a material impairment of the value or priority of Capital's security interests in the Collateral;

                      9.6 Voluntary Insolvency Proceeding. If an Insolvency Proceeding is commenced by Borrower;

                      9.7 Involuntary Insolvency Proceeding. If an Insolvency Proceeding is commenced against Borrower;

                      9.8 Interruption of Business. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                      9.9 Governmental Lien. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any tax or debt owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof;

                      9.10 Liens. If a judgment or other claim becomes a lien or encumbrance upon all or a material portion of Borrower's assets;

                      9.11 Default in Agreement with Third Party. If there is a default in any loan agreement, mortgage, indenture or other agreement to which Borrower is a party with third parties and Capital determines that such default shall have a materially adverse effect on Borrower's business or the prospects for repayment of the Obligations;

                      9.12 Payment on Subordinated Debt. If Borrower makes any payment on Subordinated Debt in violation of the applicable Subordination Agreement;

                      9.13 Misrepresentation. If any misrepresentation exists now or hereafter in any warranty or representation made to Capital by Borrower or any officer or director of Borrower, or if any such warranty or representation is withdrawn by Borrower or by any officer or director of Borrower;

                      9.14 Impairment of Guaranty. If any guarantor of Borrower's indebtedness to Capital dies, terminates its guaranty, defaults in the payment or performance of any obligations of guarantor owing to Capital, or becomes the subject of an Insolvency Proceeding;

                      9.15 Reportable Event Under ERISA. If any reportable event, which Capital determines will have a material adverse effect on the financial condition of Borrower or which Capital determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Capital, or any such Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this
Section 9.15, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent (5%) of Borrower's tangible net worth; or

                      9.16      Withdrawal from Multi-Employer Plan.
Borrower shall have withdrawn from a multi-employer plan described in Section 4001(a)(3) of ERISA and incurs withdrawal liability as a result thereof.

                      9.17 Cure Periods. Notwithstanding anything contained in this Section 9 to the contrary, Capital shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of: (i) an event set forth in
Section 9.7 if, within thirty (30) calendar days from the date thereof, the same is discharged or dismissed, or (ii) any of the events set forth in Sections 9.4 or 9.10 if, within ten (10) calendar days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Capital shall not be obligated to make advances to Borrower during such cure period.

               10.    CAPITAL'S RIGHTS AND REMEDIES

                      10.1 Remedies. Upon the occurrence of an Event of Default by Borrower under this Agreement, Capital may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                                A.     Declare all Obligations, whether
arising pursuant to this Agreement or otherwise, immediately due and payable;

                                B.     Cease advancing money or extending
credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Capital;

                                C.     Terminate this Agreement and any of
the other Loan Documents as to any future liability or obligation of Capital, but without affecting Capital's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Capital;

                                D.     Capital or Capital's designee may
notify customers, account debtors or lessees of Borrower that the Accounts have been assigned to Capital and that Capital has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account;

                                E.     Without notice to or demand upon
Borrower or any guarantor, make such payments and do such acts as Capital considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Capital so requires, and to make the Collateral available to Capital as Capital may designate. Borrower authorizes Capital to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Capital appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

                                F.     Capital is hereby granted a license
or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses, and all franchise agreements shall inure to Capital's benefit;

                                G.     Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;

                                H.     Sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale;

                                I.     In connection with any such sale, the
standard of commercial reasonableness will be deemed satisfied if Capital does the following:

                                       (i)     Location of Sale(s).  The
sale(s) may be conducted at Borrower's premises, Capital's premises, the premises of any third party located in or adjacent to any county in which any of the collateral is located, or any other location which Capital believes is reasonably convenient to potential purchasers. The selection of any such location(s) shall be in the sole and absolute discretion of Capital.

                                       (ii)    Notice of Sale.  Capital shall
give notice of the disposition of the Collateral as follows:

                                               (a)         Capital shall give
Borrower and each holder of a security interest in the Collateral who has filed with Capital a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

                                               (b)         The notice shall be
personally delivered or mailed, postage prepaid, to Borrower as provided in
Section 13, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Capital;

                                               (c)        If the sale is to be a
public sale, Capital shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                                J.     Capital may credit bid and purchase
at any public sale;

                                K.     Borrower shall pay all Capital
Expenses incurred in connection with Capital's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Capital;

                                L.     Any deficiency which exists after
disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Capital.

                      10.2 Cumulative Rights. Capital's rights and remedies under this Agreement and all other agreements shall be cumulative. Capital shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Capital of one right or remedy shall be deemed an election, and no waiver by Capital of any default on Borrower's part shall be deemed a continuing waiver. No delay by Capital shall constitute a waiver, election or acquiescence by it.

               11.    TAXES AND EXPENSES REGARDING THE COLLATERAL

                      If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Capital may, to the extent that it determines in its sole discretion that such failure by Borrower could have a material adverse change on Capital's interests in the Collateral, in its discretion and without prior notice to Borrower, (i) make payment of the same or any part thereof; (ii) set up such reserves in Borrower's loan account as Capital deems necessary to protect Capital from the exposure created by such failure; or (iii) both. Any amounts paid or deposited by Capital shall constitute Capital Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations owing to Capital, shall bear interest at the applicable rate set forth in Section 2.4, and shall be secured by the Collateral. Any payments made by Capital shall not constitute: (i) an agreement by Capital to make similar payments in the future, or (ii) a waiver by Capital of any Event of Default under this Agreement. Capital need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

               12.    WAIVERS

                      12.1 Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Capital on account of any Obligations owed by Borrower to Capital, and Borrower agrees that Capital shall have the continuing exclusive right to apply and reapply such payments in any manner as Capital may deem advisable, notwithstanding any entry by Capital upon its books.

                      12.2 Demand, Protest, Default, Etc. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Capital on which Borrower may in any way be liable.

                      12.3      Maintenance of Collateral.  So long as
Capital complies with its obligations, if any, under Section 9207 of the Code, Capital shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory and/or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk or loss, damage or destruction of the Inventory and Equipment shall be borne by Borrower.

                      12.4      Confidential Relationship.  Borrower
waives the right to assert a confidential relationship, if any, it may have with any accounting firm and/or service bureau in connection with any information requested by Capital pursuant to or in accordance with this Agreement, and agrees that Capital may contact directly any such accounting firm and/or service bureau in order to obtain such information.

               13.    NOTICES

                      Unless otherwise specifically provided herein, all notices and service of any process shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (Los Angeles time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

               If to Borrower:         WSL, INC.
                                       20301 Nordhoff Street
                                       Chatsworth, California 91311
                                       Attn:  Warren E. Levy
                                       Telecopier Number (818) 349-3985

               If to Capital:          Capital Business Credit,
                                       a division of
                                       CAPITAL FACTORS, INC.
                                       700 S. Flower Street
                                       Suite 2001
                                       Los Angeles, California  90017-4101
                                       Attn:       Barbara Nitkin
                                       Telecopier Number (213) 891-1324

               The parties hereto may change the address at which they are to receive notices and the telecopier number at which



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

they are to receive telecopies hereunder, by notice in writing in the foregoing manner given to the other.

               14.    DESTRUCTION OF BORROWER'S DOCUMENTS

                      Any documents, schedules, invoices or other papers delivered to Capital may be destroyed or otherwise disposed of by Capital four (4) months after they are delivered to or received by Capital, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

               15.    CHOICE OF LAW

                      The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by, and construed in accordance with the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts located in the County of Los Angeles, State of California. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court ordered relief.

               16.    GENERAL PROVISIONS

                      16.1      Representations and Warranties Repeated.
Each representation, warranty and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Capital regardless of any investigation made or information possessed by Capital. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Capital, either now or hereafter.

                      16.2 Binding Agreement. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Capital.

                      16.3      Right to Grant Participations.  This
Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however , that Borrower may not assign this Agreement or any rights hereunder without Capital's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Capital shall release Borrower from its Obligations to Capital. Capital may assign this Agreement and its rights and duties hereunder. Capital reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Capital's rights and benefits hereunder. In connection therewith, Capital may disclose all documents and information which Capital now or hereafter may have relating to Borrower or Borrower's business.

                      16.4 Indemnification. In consideration of the execution and delivery of this Agreement and the extension of financial accommodations by Capital to Borrower pursuant to this Agreement, Borrower agrees to indemnify, save, exonerate, and hold Capital, and each of the officers, directors, employees and agents of Capital (herein collectively called the "Indemnitees" and individually called an "Indemnitee") free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages, and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs for in-house legal services provided and attorneys' fees in all bankruptcy proceedings) and disbursements (herein collectively called the "Indemnified Liabilities"), which may be incurred by or asserted against the Indemnitees or any Indemnitee as a result of, or arising out of, or relating to, or in connection with, any investigation, litigation, or proceeding related to any use made or proposed to be made by Borrower of the proceeds of any advance or loan made hereunder, or the consummation of the transactions contemplated hereby, whether or not any such Indemnitee is a party thereto, and, if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities as is permissible under applicable law.

                      If any action, suit, or proceeding arising from any of the foregoing is brought against Capital, or any Indemnitee or affiliate of an Indemnitee indemnified or intended to be indemnified pursuant to this
Section 16.4, Borrower, to the extent and in the manner directed by the Indemnitee or intended Indemnitee, shall resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee shall use its best efforts to cooperate in the defense of any such action, writ, or proceeding. Borrower shall have no obligation to any Indemnitee under this Section 16.4 to the extent that the Indemnified Liabilities resulted from the gross negligence or willful misconduct on the part of any Indemnitee. The Obligations of Borrower under this Section
16.4 shall survive the termination of this Agreement and the discharge of the Borrower's other Obligations hereunder.

                      16.5 Section Headings. Section headings and section numbers have been set forth herein for convenience only.

Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                      16.6      Interpretation.  Neither this Agreement
nor any uncertainty or ambiguity herein shall be construed or resolved against Capital or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                      16.7 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                      16.8 Modification and Merger. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

                      16.9      Good Faith Requirement.  The parties
intend and agree that their respective rights, duties, powers, liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

                      16.10     JURY TRIAL.  BORROWER AND CAPITAL HEREBY
WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENTS, OR ANY DEALINGS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. BORROWER AND CAPITAL ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF US HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF US WILL CONTINUE TO RELY ON THIS WAIVER IN OUR RELATED FUTURE DEALINGS. BORROWER AND CAPITAL FURTHER WARRANT AND REPRESENT THAT EACH HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

               IN WITNESS WHEREOF, Borrower has executed this Agreement.

                                       WSL, INC.
                                       a California corporation


                                       By      /s/ WARREN E. LEVY
                                         --------------------------------------
                                          Warren E. Levy, President

                                       CAPITAL FACTORS, INC.,
                                       a Florida corporation


                                       By      /s/ NATHAN L. HUGG
                                         --------------------------------------
                                       Title    Vice President